Exhibit 3.4

                  CERTIFICATE OF CORRECTION FILED TO CORRECT
               A CERTAIN ERROR IN THE CERTIFICATE OF DESIGNATIONS
                     OF SERIES D CONVERTIBLE PREFERRED STOCK
                          OF HEMISPHERX BIOPHARMA, INC.
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                           OF DELAWARE ON JULY 3, 1996

Hemispherx Biopharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     DOES HEREBY CERTIFY:

     1.The name of the corporation is Hemispherx Biopharma, Inc.

     2. That a Certificate of Designations of Series D Convertible Preferred Stock (the "Certificate") was filed with the Secretary of State of the State of Delaware on July 3, 1996 and that the Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of the Certificate to be corrected is a typographical error in the last sentence of Section 9(d) of the Certificate.

     4. The last sentence of Section 9(d) of the Certificate is corrected to read as follows:

In connection with any conversion of shares of Series D Convertible Preferred Stock pursuant to this Section 9(d), the Corporation shall not have the right provided in Section 9(a) to redeem any portion of such shares for cash in lieu of such conversion.

     IN WITNESS WHEREOF, said Hemispherx Biopharma, Inc. has caused this Certificate to be signed by William A. Carter, M.D., its President, as of the 19th day of August, 1996.

                                        HEMISPHERX BIOPHARMA, INC.

                                        By /s/  William A. Carter
                                           ----------------------
                                                   President